Exhibit 99.1

Contacts:
Tom Ward	317-685-7330	Investors
Nicole Kennon	704-804-1960	Media

Simon Property Group Announces Retirement of Allan B. Hubbard

INDIANAPOLIS, March 20, 2025 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that one of its longest tenured Independent Directors, Mr. Allan B. Hubbard, is retiring, effective May 14, 2025, and will not stand for re-election to the Board of Directors of Simon Property Group, Inc. at Simon’s® upcoming Annual Meeting.

Mr. Hubbard joined the Board in 2009 and will leave behind a remarkable legacy of leadership and commitment to the Company. Throughout his tenure, Mr. Hubbard played an integral role in Simon’s® growth, providing valuable insight and guidance to the Board. He served on various key committees, including the Compensation and Human Capital Committee and the Governance and Nominating Committee and was a steadfast advocate for corporate governance, responsible oversight, and strategic direction.

“We are deeply grateful for Al’s years of leadership and distinguished service to the Board,” said Mr. David Simon, Chairman, Chief Executive Officer and President of Simon Property Group. “While we will miss his presence on the Board, we wish him the very best in his retirement and are confident that the foundation he helped build will continue to guide us forward.”

Mr. Hubbard added, “It has been an honor to serve on the Board of such a dynamic and forward-thinking company. I am proud of what we have accomplished together, and I have great confidence in the leadership team and the continued growth of Simon®.”

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.